Exhibit 1

ADB Systems International Ltd. 302 The East Mall, Suite 300 Toronto, ON M9B 6C7 Tel: 416 640-0400 / Fax: 416 640-0412 Website: www.adbsys.com (TSX: ADY; OTCBB: ADBYF)

For Immediate Release

ADB SYSTEMS REPORTS Q2 FINANCIAL RESULTS
Confirms outlook and guidance

Toronto, ON - August 10, 2005 - ADB Systems International (TSX: ADY; OTCBB: ADBYF), a global provider of asset lifecycle management solutions, reported its interim financial results for the second quarter ended June 30, 2005. All figures are in Canadian dollars.

Consistent with its revised guidance of July 20, ADB’s total revenues for the second quarter of 2005 were $1.29 million, a decrease of 16 percent from $1.54 million in the first quarter and a decrease of three percent from $1.33 million in the second quarter of 2004. Revenues were comprised of software license sales, service fees for software development and implementation, application hosting, maintenance, support and training.

“As reported previously, delays in the implementation of our technology within the National Health Service and longer than expected sales cycles in North America impacted our Q2 results,” said Jeff Lymburner, CEO of ADB Systems. “We have taken a number of corrective measures, and as evidenced by the number of proposals presented to customers, confirmed development projects and the number of purchase orders received in recent weeks, we believe that we are back on plan. Based on recent performance, we anticipate revenues increasing by 15 percent over Q2 2005 results. This would represent a year-over-year increase of 70 percent over Q3 of 2004.”

Net loss in accordance with generally accepted accounting principles (GAAP) for the second quarter was $1.18 million or $0.02 per basic share. ADB reported a net loss of $736,000 or $0.01 per basic share in the first quarter of 2005 and $1.42 million or $0.02 per basic share in the second quarter of 2004.

Cash and marketable securities as of June 30, 2005 totaled $234,000.

Since the end of the second quarter, ADB has received a cash investment from a Company Director and revenues from customer activities. The Company is also currently engaged in discussions that it believes will generate appropriate funds to sustain its operations.

- more-

ADB reports Q2 results/2

ADB will hold a conference call at 10:00 a.m. (Eastern) on Thursday, August 11, 2005 to discuss its financial results and review operational activities. Investors and followers of ADB can listen to a live broadcast of the call from the investor relations section of the Company’s website at www.adbsys.com.

About ADB Systems International Ltd.

ADB Systems International delivers asset lifecycle management solutions that help organizations source, manage and sell assets for maximum value. ADB works with a growing number of customers and partners in a variety of sectors including oil and gas, government, healthcare, manufacturing and financial services.Current customers include BP, GE Commercial Equipment Financing, Halliburton Energy Resources, the National Health Service, permanent TSB, Talisman Energy, and Vesta Insurance.

Through its wholly owned subsidiary, ADB Systems USA Inc., ADB owns a 50 percent interest in GE Asset Manager, a joint business venture with GE. ADB has offices in Toronto (Canada), Stavanger (Norway), Tampa (U.S.), Dublin (Ireland), and London (U.K.). The company's shares trade on both the Toronto Stock Exchange (TSX: ADY) and the OTC Bulletin Board (OTCBB: ADBYF).

This news release may include comments that do not refer strictly to historical results or actions and may be deemed to be forward-looking within the meaning of the Safe Harbor provisions of the U.S. federal securities laws. These include, among others, statements about expectations of future revenues, cash flows, and cash requirements. Forward-looking statements are subject to risks and uncertainties that may cause ADB’s ("the Company") results to differ materially from expectations. These risks include the Company’s ability to raise additional funding, develop its business-to-business sales and operations, develop appropriate strategic alliances and successful development and implementation of technology, acceptance of the Company's products and services, competitive factors, new products and technological changes, and other such risks as the Company may identify and discuss from time to time, including those risks disclosed in the Company’s Form 20-F filed with the Securities and Exchange Commission. Accordingly, there is no certainty that the Company's plans will be achieved.

Contact:
At ADB Systems International Ltd.
Joe Racanelli, Chief Marketing Officer
Tel: (416) 640-0400 ext. 273
Fax: (416) 640-0412
E-mail: jracanelli@adbsys.com